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                                                                    EXHIBIT 10.7

                   AMENDED AND RESTATED TAX SHARING AGREEMENT

                                    BETWEEN

                                EMC CORPORATION

                                      AND

                               McDATA CORPORATION

                          EFFECTIVE AS OF MAY 31, 2000

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                                                                    EXHIBIT 10.7

                   AMENDED AND RESTATED TAX SHARING AGREEMENT

                  THIS AMENDED AND RESTATED TAX SHARING AGREEMENT (this "Agreement"), dated as of May 31, 2000, by and among EMC Corporation, a Massachusetts corporation ("Parent" or "EMC"), on behalf of itself and the EMC Affiliates (as defined below), and McDATA Corporation, a Delaware corporation and currently an indirect, controlled subsidiary of Parent ("McDATA"), on behalf of itself and the McDATA Affiliates (as defined below), is entered into in connection with the Distribution (as defined below).

                                    RECITALS

                  WHEREAS, the board of directors of Parent has determined that it is appropriate and desirable to distribute, subject to certain conditions, to its common shareholders all of Parent's interest in McDATA's common stock on the Distribution Date (as defined below);

                  WHEREAS, the Distribution (as defined below) is intended to qualify as a tax free distribution under Section 355 of the Code (as defined below);

                  WHEREAS, Parent and the Affiliated Companies are part of an affiliated group filing consolidated Federal income tax returns and certain consolidated, combined, or unitary state or local income tax returns;

                  WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of tax and other related liabilities and adjustments with respect to taxes, tax contests and other related tax matters; and

                  WHEREAS, to that end, the parties to this Agreement wish to amend and restate the Tax Sharing Agreement, dated January 1, 1997, by and among Parent and each of the Affiliated Companies, as supplemented by that certain Addendum to Section 6(a) of the Tax Sharing Agreement by and between Parent, McDATA Holdings Corporation and McDATA effective as of January 1, 1997, and as supplemented by that certain Letter Agreement by and between Parent and McDATA dated as of April 27, 1999;




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                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree to amend and restate said Tax Sharing Agreement, as so supplemented, as follows:

Section 1.        DEFINITIONS

                  (a)      As used in this Agreement:

                  "AFFILIATED COMPANIES" shall mean, for each taxable year, all Members of the EMC Consolidated Group other than the common parent corporation.

                  "AFFILIATED GROUP" shall mean an affiliated group of corporations within the meaning of Code section 1504(a) for the taxable year in question.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended and in effect for the taxable year in question.

                  "EMC AFFILIATE" shall mean each subsidiary of EMC other than McDATA or any McDATA Affiliate.

                  "EMC CONSOLIDATED GROUP" shall mean, for each taxable year, the Affiliated Group of which EMC is the common parent.

                  "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.

                  "MCDATA AFFILIATE" shall mean each subsidiary of McDATA.

                  "MEMBERS" shall mean, for each taxable year, each includible member of the EMC Consolidated Group.

                  "SEPARATE RETURN TAX LIABILITY" shall have the meaning set forth in Section 2(c) below.



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                  "SEPARATE RETURN YEAR" shall mean any taxable year for which a former or future Member is not included in the EMC Consolidated Group's consolidated Federal income tax return.

                  "TAX ATTRIBUTES" shall mean income, gain, loss, deduction and credit, and all items entering into the computation thereof, for Federal income tax purposes.

                  "TREASURY REGULATIONS" shall mean the income tax regulations promulgated under the Code applicable to the taxable year in question.

                  (b) Any term used in this Agreement that is not defined in this Agreement shall, unless the context otherwise requires, have the meaning assigned in the Code or in the Treasury Regulations thereunder.

Section 2.        FILING OF CONSOLIDATED FEDERAL INCOME TAX RETURNS AND PAYMENT
                  OF TAXES

                  (a) FILING BY EMC.

                           (i) EMC will file consolidated federal income tax
returns on behalf of the EMC Consolidated Group for each taxable year ending after the date hereof during which EMC and any one or more Affiliated Companies are members of the EMC Consolidated Group.

                           (ii) Parent shall prepare the return and shall have
the right to exercise all the powers and shall have all the duties of a common parent as are conferred upon it by the Code and Treasury Regulations. Parent and its Affiliated Companies shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing and defense of such returns.

                  (b) OBLIGATIONS TO MAKE TAX SHARING PAYMENTS. For each taxable year or period during which EMC and any one or more of the Affiliated Companies are members of the EMC Consolidated Group, each Member will pay to EMC its respective allocable share of the EMC Consolidated Group's consolidated federal income tax liability for that taxable year or period. For these purposes, a Member's allocable share of such tax liability equals the portion thereof that is allocable to that Member in accordance with Treasury Regulation Section 1.1552-1(a)(2), in conjunction with the supplemental method set forth in Treasury Regulation Section 1.1502- 33(d)(3), as provided in Section 2(c) of this Agreement.


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                  (c) CALCULATION OF TAX SHARING PAYMENT. In order to compensate
Members of the EMC Consolidated Group for the use of net operating losses or tax credits in arriving at the consolidated federal income tax liability of the EMC Consolidated Group, the Members of the EMC Consolidated Group agree to determine and allocate the tax liability of the EMC Consolidated Group among them selves in the following manner:

Step 1. The income of the Parent shall be adjusted, if so elected, to allocate to the Parent the tax deduction allowed in accordance with the EMC Corporation & Subsidiaries' Stock Option and Stock Purchase Plan Agreement, effective January 1, 1997. The Member who would have been entitled to the tax deduction under Section 421(b) of the Code, but for the allocation allowed to the Parent under the EMC Corporation and Subsidiaries' Stock Option and Stock Purchase Plan Agreement, shall increase their income by the amount of the deduction allowed to the Parent. The consolidated federal income tax liability, as determined under Treasury Regulation
                  Section 1.1502-2, shall then be allocated to the Members in accordance with Treasury Regulation Section 1.1552-1(a)(2).

Step 2. An additional amount shall be allocated to each Member equal to 100 percent of the excess, if any, of (1) the Separate Return Tax Liability (as defined below) of such Member for the taxable year over (2) the tax liability allocated to such Member in accordance with Step 1 of paragraph c of this section. For purposes of the preceding sentence, the Separate Return Tax Liability of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code, and shall not have the same meaning as Treasury Regulation Section 1.1502-12. For purposes hereof, the term "tax" shall include regular corporate income tax or alternative minimum tax.

                  For purposes of determining the Separate Return Tax Liability of a Member:

                  (1) Any dividends received by one Member from another Member will be assumed to qualify for the 100 percent dividends-received deduction of Section 243 of the Code, or excluded


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                           from income to the extent permitted by Treasury
                           Regulation Section 1.1502-13(f)(2)(ii).

                  (2) Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each Member in the manner required by Treasury Regulation Section 1.1502-13.

                  (3) Limitations on utilization of Tax Attributes, such as the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability, shall be made on a consolidated basis. Accordingly, the limitations provided in Section 38(c) (relating to general business credit); 170(b)(2) (relating to charitable contribution deduction), and 172(b)(2) (relating to net operating loss deduction) of the Code and similar limitations shall be applied on a consolidated basis. Under the principles of Revenue Ruling 66-374, 1966-2 C.B. 427, the "net operating loss" of a Member is the deduction which such Member would have had available if it actually filed a separate return for the year and thus would not include any portion of a Member's net operating loss sustained in a prior or subsequent year which had been absorbed by the EMC Consolidated Group or by the Member in computing actual liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit shall be granted a Member unless the net operating loss is availed of in reducing the consolidated Federal income tax liability. The rules stated in the previous sentences regarding carryover net operating losses will also apply in the computation of other Tax Attribute carryover items such as general business credits, foreign tax credits, and charitable contribution deductions.

                  (4) Elections as to tax credits and tax computations which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by Parent.

                  (5) In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to each prior or subsequent year's Separate Return Tax Liability as required under Section 172(b)(2) and 172(d) of the Code. For purposes


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                           of this calculation, the election under Section
                           172(b)(3) of the Code shall be made on a separate company basis.

                  (6) The sharing of the consolidated alternative minimum tax shall be in accordance with Proposed Treasury Regulation 1.1552-1(g), Allocation of Consolidated AMT and Allowable MTC to Members.

                  (7) Each Members' separate research and experimentation tax credit for purposes of Step 2 shall be calculated in accordance with Section 41(f)(1)(A)(ii) of the Code.

Step 3. The total of any additional amounts allocated to Members pursuant to Step 2 of paragraph (c) of this Section (including amounts allocated as a result of a carryback) shall be paid (as provided in paragraph (b) of this Section) by such members to those other Members which had items of income, deductions, net operating losses, or tax credits to which the Step 2 amount is attributable, pursuant to a consistent method which reasonably reflects such items of income, deductions, net operating losses, or tax credits (such consistency and reasonableness to be determined by parent). However, for this purpose, the amounts paid to Members will be deemed consistent and reasonable if paid on a basis equal to 35 percent (or the current federal tax rate on corporations) of net operating losses utilized and 100 percent of tax credits utilized and which is substantiated by specific records maintained by the group for such purposes.

(Examples 1 and 2 attached to this Agreement illustrate the allocation of the federal tax liability among the group members.)

Section 3.        TAX SHARING PAYMENTS

                  (a) Each Member shall pay Parent, or otherwise account to Parent for, its Separate Return Tax Liability (if greater than zero) determined under Section 2(c) of this Agreement. Parent shall pay to each Member with Tax Attributes used by the EMC Consolidated Group during the taxable year, or otherwise account to such Member for, such Member's allocable share of the tax benefit to the EMC Consolidated Group of the utilization of such Tax Attributes. Such tax benefit shall be determined on a marginal tax basis (calculating consolidated tax liability with and


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without use of such Tax Attributes), and allocated to each Member whose Tax
Attributes are used by the EMC Consolidated Group during the taxable year pursuant to a consistent method which reasonably reflects the utilization of such Tax Attributes (such consistency and allocation to be determined by Parent). Payments for these allocable shares are to be made no later than ten days after the date of filing of the consolidated Federal income tax return for such taxable year, except as may otherwise be agreed to by Parent and the appropriate Member.

                  (b) Parent shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated Federal income tax liability for each year. Payment to Parent shall be made ten days after such assessment, except as may otherwise be agreed to by Parent and the appropriate Member. Such Member will receive credit for such prepayments in the year-end computation under Paragraph (a) of this Section 3.

                  (c) If part or all of an unused consolidated Tax Attribute is allocated to a Member of the EMC Consolidated Group pursuant to Treasury Regulation Section 1.1502-79 or otherwise, and it is carried back or forward to a year in which such Member filed or files a separate income tax return or a consolidated Federal income tax return with another Affiliated Group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. (If such refund or reduction goes to some entity other than the Member, then such entity shall pay over such amount to the Member.) Notwithstanding the above, Parent shall determine whether an election shall be made not to carry back any consolidated net operating loss or other Tax Attribute arising in a consolidated return year (including any portion allocated to a Member under Treasury Regulation Section 1.1502-79) in accordance with
Section 172(b)(3)(C) of the Code or other applicable provision.

Section 4.        TAX INDEMNITY

                  Except as otherwise agreed, Parent shall be liable for, and shall indemnify and hold each Affiliated Company harmless (subject to setoff for any unpaid amount under Section 2, paragraph (b) of this Agreement) against any and all Federal income tax for periods in which it is included in the EMC Consolidated Group's consolidated Federal income tax return. Each Affiliated Company shall be liable for, and shall indemnify and hold each other Member harmless against any and all Federal income tax for periods in which it is not included in the EMC Consolidated Group's consolidated Federal income tax return.


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Section 5.        ADJUSTMENT TO FEDERAL INCOME TAX LIABILITY

                  Parent shall control all decisions as to tax audits and proceedings as exclusive agent of each of the Affiliated Companies. If the consolidated Federal income tax liability is adjusted for any taxable year, whether by means of an amended return, claim for refund, or after-tax audit by the IRS, the liability of each Member shall be recomputed under this Agreement to give effect to such adjustments. In the case of a refund, Parent shall make payment to each Member for its share of the refund, determined in the same manner as in Section 2 of this Agreement, within ten days after the refund is received by Parent, and in the case of an increase in tax liability, each Member shall pay to Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from Parent. If any interest is to be paid or received as a result of a consolidated Federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member's change in consolidated Federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such a basis as Parent deems just and proper in view of all applicable circumstances.

Section 6.        CERTAIN STATE AND LOCAL INCOME TAX LIABILITIES

                  (a) Parent shall include certain Affiliated Companies in certain consolidated, combined, or unitary state or local income tax returns. Unless otherwise agreed, the allocation of each state's tax liability shall be based upon the percentage of each member's post-apportionment separate company state tax over the sum of each member's post-apportionment separate company state tax. This allocation methodology shall be applied to the filing of returns, assessments and claims for refund and reimbursements with respect to state and local franchise or income tax liabilities to which any Member of the EMC Consolidated Group is subject and which are required to be determined on a unitary, combined or consolidated basis.

                  (b) If the parties are, after negotiation in good faith, unable to agree upon the appropriate application of such rules with respect to such franchise or income tax liabilities, the controversy shall be settled by Parent's regular independent outside accounting firm.

                  (c) This section shall not apply to separate return filing states. In those states, each member will bear its separate return liability.



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                  (d) For purposes of all state tax liabilities incurred in
Arizona, California, Connecticut and Florida:

                           (i) McDATA Holdings Corporation, an EMC Affiliate, or
any successor thereto, will absorb the additional state tax liability resulting from its inclusion in a combined or unitary return in the event that McDATA's activities have created a unitary or combined filing requirement;

                           (ii) The determination of the state tax allocation
for the jurisdictions to which this paragraph (d) applies shall be based upon the percentage of each Member's separate federal taxable income (as shown on line 30 of the EMC Consolidated Group's consolidated federal income tax return) over the sum of each Member's separate federal taxable income; and

                           (iii) The allocation methodology set forth in this
paragraph (d) shall be applied to the filing of returns, assessments and claims for refund and reimbursements with respect to state and local franchise or income tax liabilities to which any Member of the EMC Consolidated Group are subject and which are required to be determined on a unitary, combined or consolidated basis.

Section 7.        MUTUAL COOPERATION - AUDIT BY TAXING AUTHORITY

                  (a) Each Member shall be notified by the Parent of an audit by a taxing authority which includes any year in which a Member was included in the consolidated return. The Parent shall provide to each Member the changes proposed by the taxing authority.

                  (b) Parent and the Affiliated Companies shall provide each other with such assistance as may be reasonably requested by either of them in connection with the preparation and execution of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to any tax liability, and each will retain and, upon the request of the other, provide the other with any records or information which may be relevant to such return, audit or examination proceedings. Parent and the Affiliated Companies agree to take whatever reasonable action is necessary to minimize the aggregate tax liabilities of each of the Members, including filing tax returns on a consolidated, combined or unitary basis, or not filing on such basis.



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Section 8.        DECONSOLIDATION OF MCDATA

                  (a) PRIVATE LETTER RULING. Parent will provide to McDATA copies of any material, information, covenant, representation or other documents to be submitted to the IRS in connection with its request for any ruling with respect to the Distribution reasonably in advance of the submission of any such documents, will incorporate any reasonable suggestions or comments on such documents made by McDATA, and will provide to McDATA copies of the final documents submitted to the IRS. Promptly upon the receipt of any ruling from the IRS, Parent will provide a copy of such ruling to McDATA.

                  (b) INDEMNIFICATION FOR DISTRIBUTION TAXES.

                           (i) INDEMNIFICATION BY MCDATA.  McDATA shall, for
itself and as agent for each member of the McDATA Group, indemnify, defend and hold harmless the EMC Group from and against any and all Distribution Taxes that are primarily attributable to:

                           (A) any act, failure to act or omission of or by McDATA (or any member of the McDATA Group) that is inconsistent with any material, information, covenant or representation in (1) any ruling obtained from the IRS with respect to the Distribution or (2) any documents submitted to the IRS in connection with a request for any such ruling;

                           (B) any act, failure to act or omission of or by McDATA (or any member of the McDATA Group) after the Distribution Date, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by McDATA (or any member of the McDATA Group) following the Distribution;

                           (C) any acquisition of any stock or assets of McDATA (or any member of the McDATA Group) by one or more other persons prior to or following the Distribution; or

                           (D) any issuance of stock by McDATA (or any member of


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                                 the McDATA Group), or change in ownership of
                                 stock in McDATA (or any member of the McDATA
                                 Group), that causes Section 355(d) or Section 355(e) of the Code to apply to the Distribution.

                           (ii)  INDEMNIFICATION BY EMC.  EMC shall, for itself
and as agent for each member of the EMC Group, indemnify, defend and hold harmless the McDATA Group from and against any and all Distribution Taxes that are primarily attributable to:

                           (A) any act, failure to act or omission of or by EMC (or any member of the EMC Group) that is inconsistent with any material, information, covenant or representation in (1) any ruling obtained from the IRS with respect to the Distribution or (2) any documents submitted to the IRS in connection with a request for any such ruling;

                           (B) any act, failure to act or omission of or by EMC (or any member of the EMC Group) after the Distribution Date, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by EMC (or any member of the EMC Group) following the Distribution;

                           (C) any acquisition of any stock or assets of EMC (or any member of the EMC Group) by one or more other persons prior to or following the Distribution; or

                           (D) any issuance of stock by EMC (or any member of the EMC Group), or change in ownership of stock in EMC (or any member of the EMC Group), that causes Section 355(d) or Section 355(e) of the Code to apply to the Distribution.

                  (c) CERTAIN ACTIONS DURING RESTRICTION PERIOD. During the Restriction Period, unless (1) McDATA obtains the advance written consent of Parent, which consent shall not be unreasonably withheld if McDATA provides Parent with a written opinion of nationally recognized counsel or "Big 5" accounting


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firm, in form and substance satisfactory to Parent, to the effect that such transaction or transactions will not adversely affect the tax treatment of the Distribution, or (2) Parent obtains, at McDATA's request (and expense), a private letter ruling from the IRS that such transaction or series of transactions will not adversely affect the tax treatment of the Distribution, McDATA will not, directly or indirectly:

                           (i) enter into, or otherwise be a party to, any
transaction or arrangement (including, without limitation, stock issuances, stock acquisitions, and transactions involving the stock or substantially all of the assets of McDATA) pursuant to which one or more persons acquire stock of McDATA representing a "50-percent or greater interest" within the meaning of
Section 355(d)(4) of the Code that would cause Section 355(e) of the Code to apply to the Distribution;

                           (ii) take or fail to take any other action
(including, without limitation, any cessation, transfer to affiliates or disposition of its active trade or business, and certain reacquisitions of its stock and payments of extraordinary dividends to its shareholders) that would cause the Distribution to fail to qualify for nonrecognition of gain or loss under the Code;

                           (iii) issue stock or other equity interests of McDATA
(including, without limitation, options, rights, warrants or securities exercisable for, or convertible into stock of McDATA, or any similar arrangement), or redeem, purchase or otherwise reacquire any of its capital stock (other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696); which, when aggregated with all other such specified transactions undertaken during the Restriction Period, would involve the acquisition (determined under the principles of Section 355 of the Code) by one or more persons of more than thirty-five percent (35%) of the stock of McDATA (including stock issued by McDATA in the IPO); or

                           (iv) undertake any transaction that is treated as a
liquidation or reorganization under the Code.

                  (d) NOTICE OF SPECIFIED TRANSACTIONS. Not later than fifteen
(15) days prior to entering into any oral or written contract or agreement regarding any of the transactions described in paragraph (b), McDATA shall provide written notice of its intent to consummate such transaction to Parent.



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                  (e) CARRYBACKS.

                           (i) IN GENERAL. Parent agrees to pay to McDATA the
United States federal income Tax Benefit from the use in any period prior to the Deconsolidation Date of a carryback of any Tax Asset of the McDATA Group from any period after the Deconsolidation Date. If subsequent to the payment by Parent to McDATA of the United States federal income Tax Benefit of a carryback of a Tax Asset of the McDATA Group, there is an adjustment (whether by means of an amended return, claim for refund or after-tax audit by the IRS) which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal income Tax Benefit, McDATA shall repay to Parent, or Parent shall repay to McDATA, as the case may be, the difference between the amount of the Tax Benefit actually paid and the amount that would have been paid if such amount had been determined in light of these events.

                           (ii) NET OPERATING LOSSES.  Notwithstanding any other
provision of this Agreement, McDATA hereby expressly agrees to elect (under
Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign tax law) to relinquish any right to carryback net operating losses for any tax year with respect to which such net operating loss could otherwise be carried back into a consolidated return or a combined return of the EMC Consolidated Group (in which event no payment shall be due from Parent to McDATA in respect of such net operating losses).

                  (f) ALLOCATION OF TAX ITEMS. All tax computations for (1) any periods ending on the Deconsolidation Date and (2) the immediately following taxable period of McDATA or any member of the McDATA Group, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations, as determined by Parent, taking into account all reasonable suggestions made by McDATA with respect thereto.

                  (g) OPTIONS.

                          (i) Notwithstanding any other provision of this
Agreement, but without duplication of any other adjustment provided in this Agreement, (A) Parent shall be entitled to any Tax Benefit arising by reason of
(1) exercises of options to acquire shares of Parent stock and (2) any disqualifying disposition of shares of Parent stock within the meaning of
Section 421(b) of the Code, and (B) McDATA shall be entitled to any Tax Benefit arising by reason of exercises of


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options to acquire shares of McDATA stock. Parent and McDATA agree to report all tax deductions with respect to stock options consistently with this paragraph to the extent permitted by the Code, to withhold any applicable taxes and satisfy any applicable tax reporting obligations with respect to exercises of options to acquire shares of Parent or McDATA stock by their respective employees, and to timely provide to each other such information as may be necessary to satisfy such withhold ing and reporting obligations. If McDATA receives any Tax Benefit to which Parent is entitled under this paragraph, McDATA shall pay the amount of such Tax Benefit to Parent, and if Parent receives any Tax Benefit to which McDATA is entitled under this paragraph, Parent shall pay the amount of such Tax Benefit to McDATA. For purposes of this paragraph, any Tax Benefit attributable to any disqualifying disposition during a McDATA Separate Return Year of shares of Parent stock or McDATA stock, as the case may be, within the meaning of
Section 421(b) of the Code shall be an amount equal to thirty-seven (37) percent of any deduction attributable thereto, and McDATA or Parent, as the case may be, shall be required to pay such amount to Parent or McDATA, as the case may be, when McDATA or Parent, as the case may be, actually obtains and utilizes such deduction on its United States federal income tax returns.

                           (ii) Parent agrees that in conjunction with the
contemplated initial public offering of McDATA stock and the Distribution, McDATA's liability under the Stock Option Agreement with respect to any issuance of Parent shares from the exercise of Parent stock options, will be limited to the payment of the option price by the employees. Parent will not cross charge McDATA the difference between the option price and fair market value on the date of exercise. Parent will not require the issuance of additional shares from McDATA, as a result of its capital contribution to McDATA resulting from the exercise and issuance of Parent stock. The Tax Benefit that accrues as a result of the exercise of a non-qualified option or the disqualifying disposition of an incentive stock option with respect to Parent stock or McDATA stock, as the case may be, will be due and payable within thirty (30) days of filing the federal income tax return on which the Tax Benefit was utilized, to Parent or McDATA, as the case may be, in cash.

                  (h) CONTINUING COVENANTS. Parent (for itself and each member of the EMC Group) and McDATA (for itself and each member of the McDATA Group) agree (1) not to take any action reasonably expected to result in an increased tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax


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Detriment to the other, provided that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is a statement of general principle and is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

                  (i) ADDITIONAL DEFINITIONS.  For  purposes of this Section 8:

                  "DECONSOLIDATION DATE" shall mean the date on which McDATA ceases to be a Member of the EMC Consolidated Group.

                  "DISTRIBUTION" shall have the meaning ascribed to such term in that certain Master Transaction Agreement between EMC Corporation and McDATA Corporation.

                  "DISTRIBUTION DATE" shall have the meaning ascribed to such term in that certain Master Transaction Agreement between EMC Corporation and McDATA Corporation.

                  "DISTRIBUTION TAXES" shall mean any and all taxes imposed on Parent or any Member resulting from, or arising in connection with, the failure of the Distribution to be tax-free to such party under the Code (including, without limitation, any tax resulting from the failure of the Distribution to qualify under Section 355 of the Code or the application of Section 355(d) or
Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions.

                  "EMC GROUP" shall have the meaning ascribed to such term in that certain Master Transaction Agreement between EMC Corporation and McDATA Corporation.

                  "MCDATA GROUP" shall have the meaning ascribed to such term in that certain Master Transaction Agreement between EMC Corporation and McDATA Corporation.

                  "RESTRICTION PERIOD" shall mean the period beginning on January 1, 1999 and ending twenty-seven (27) months after the Distribution Date.

                  "TAX ASSET" shall mean any item that has accrued for United States federal income tax purposes, but has not been used during a taxable period, and that


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could reduce a United States federal income tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other United States federal income tax credit.

                  "TAX BENEFIT" shall mean a reduction in the tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a tax item in a taxable period only if and to the extent that the tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the tax item on the tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such tax liability were determined without regard to such tax item.

                  "TAX DETRIMENT" shall mean an increase in the tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a tax item in a taxable period only if and to the extent that the tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the tax item on the tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such tax liability were determined without regard to such tax item.

Section 9.        MISCELLANEOUS

                  (a) INJUNCTIONS. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or equity.

                  (b) ASSIGNMENT. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the written consent of the other parties; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void;


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



PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

                  (c) FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations thereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this paragraph.

                  (d) PARTIES IN INTEREST. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

                  (e) WAIVERS, ETC.. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  (f) SETOFF. All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

                  (g) CHANGE OF LAW.   If due to any change in applicable law or
regulations interpretation thereof by any court of law or other governing body having


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jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

                  (h) Any Member corporation which leaves the EMC Consolidated Group shall be bound by this Agreement.

                  (i) The Members hereto specifically recognize that from time to time other companies may become Members of the EMC Consolidated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of the Agreement which shall be maintained at Parent's headquarters. It will not be necessary for all the other Members to re-sign the Agreement, but the new Member may simply sign the existing Agreement and it will be effective as if the old Members had re-signed.

                  (j) Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the Treasury Regulations shall automatically be applicable to this Agreement mutatis mutandis.

                  (k) Failure of one or more parties hereto to qualify by meeting the definition of Member of the EMC Consolidated Group shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

                  (l) CONFIDENTIALITY. Subject to any contrary requirement of law or regulation and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which (1) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (2) was in the possession of the receiving party at the time of disclosure.

                  (m) HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.


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                  (n) COUNTERPARTS. For the convenience of the parties, any
number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

                  (o) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

                  (p) ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Parent and McDATA and any of their respective affiliates or subsidiaries and such prior tax sharing agreements shall have no further force and effect.


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


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                  EMC CORPORATION
                                  on behalf of itself and the EMC Affiliates



                                  By: /s/ William J. Teuber, Jr.
                                      -----------------------------------------
                                      Name: William J. Teuber, Jr.
                                      Title:

                                  McDATA CORPORATION
                                  on behalf of itself and the McDATA Affiliates



                                  By: /s/ Dee J. Perry
                                      -----------------------------------------
                                      Name: Dee J. Perry
                                      Title: Chief Financial Officer


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